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EXHIBIT 11
                           BEAZER HOMES USA, INC.
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                                                   Year ended
                                                                                  September 30,
                                                                      -------------------------------------
                                                                       1998           1997           1996
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Basic:
  Earnings
    Net income                                                        $23,201        $11,189        $18,266
    Less: Dividends on preferred shares                                 4,000          4,000          4,000
                                                                      -------         ------         ------
    Net income applicable to common shareholders                      $19,201         $7,189        $14,266
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  Shares
    Weighted average number of common shares outstanding                5,864          6,088          6,375

  Basic net income per share                                            $3.27          $1.18          $2.24
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Diluted:
  Earnings
    Net income applicable to common shareholders                      $19,201        $ 7,189        $14,266
    Plus: Dividend on preferred shares                                  4,000           n/a           4,000
                                                                      -------         ------         ------
    Adjusted net income applicable to common shareholders             $23,201        $11,189        $18,266
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  Shares
    Weighted average number of common shares outstanding                5,864          6,088          6,375
    Effect of dilutive securities:
      Assumed conversion of preferred shares                            2,625           n/a           2,625
      Restricted stock                                                    163            142             99
      Options to acquire common stock                                      79             44              1
                                                                      -------         ------         ------
    Diluted weighted average number of common shares outstanding        8,731          6,274          9,100
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Diluted earnings per share                                              $2.66          $1.15          $2.01
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